Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Third Quarter 2012 Results

OKLAHOMA CITY - Nov. 6, 2012-- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $16.8 million for the three months ended September 30, 2012. While adjusted EBITDA decreased $2.0 million, or 10%, as compared to the three-months ended September 30,2011, adjusted EBITDA for the nine months ended September 30, 2012 increased $1.7 million, or 4%, to $48.3 million over the prior year same nine months. An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $7.9 million on total revenues of $47.1 million for the three months ended September 30, 2012, compared to net income of $28.6 million on total revenues of $46.5 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Partnership reported net income of $26.0 million on total revenues of $135.5 million, compared to net income of $25.9 million on total revenues of $131.1 million for the nine months ended September 30, 2011.  Net income for the three and nine months ended September 30, 2011 included other income of $23.6 million and $22.1 million, respectively, related to the change in fair values of an embedded derivative within convertible debt and a contingent dividend associated with the rights offering conducted in 2011. A $17.1 million decrease in non-cash interest expense primarily related to the redemption of subordinated convertible debentures in the fourth quarter of 2011 also impacted net income for the nine months ended September 30, 2012.

The Partnership previously announced a quarterly cash distribution of $0.1125 per common unit, a 2.3% increase over the previous quarter’s distribution, and $0.17875 per preferred unit payable on November 14, 2012 on all outstanding common and preferred units to unitholders of record as of the close of business on November 2, 2012. For further information regarding the Partnership’s results of operations, please see the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which was filed with the Securities and Exchange Commission on November 6, 2012.

“Even though the quarter showed a decrease in adjusted EBITDA, we are generally pleased with the overall results of the quarter, especially in light of the fact we were able to increase the quarterly distribution to our common unitholders. The decrease in adjusted EBITDA resulted from a decline in throughput at certain of our asphalt terminals and increased repair and maintenance expense in our pipeline and asphalt business segments. However, demand for crude oil trucking remains strong, bolstered by the opening of the BKEP-operated, Vitol-owned, Midland, Texas crude oil terminal, which went online during the quarter, and construction continues on the Arbuckle pipeline in southern Oklahoma,” stated recently-appointed Chief Executive Officer, Mark Hurley.

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2011 and 2012 (in thousands except per unit data):

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
	(unaudited)
Service revenue:
Third party revenue	$35,124	$34,797	$99,748	$100,844
Related party revenue	11,387	12,329	31,377	34,616
Total revenue	46,511	47,126	131,125	135,460
Expenses:
Operating	28,760	32,122	87,578	91,928
General and administrative	4,679	4,119	14,065	13,608
Total expenses	33,439	36,241	101,643	105,536
Gain on sale of assets	1,143	46	1,852	5,265
Operating income	14,215	10,931	31,334	35,189
Other (income) expenses:
Interest expense	9,120	2,909	27,284	8,877
Change in fair value of embedded derivative within convertible debt	(15,358)	—	(20,224)	—
Change in fair value of rights offering liability	(8,224)	—	(1,838)	—
Income before income taxes	28,677	8,022	26,112	26,312
Provision for income taxes	72	115	219	264
Net income	$28,605	$7,907	$25,893	$26,048
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$643	$165	$754	$659
Preferred interest in net income	$2,975	$5,391	$11,124	$16,173
Beneficial conversion feature attributable to preferred units	$11,141	$—	$33,061	$1,853
Income (loss) available to limited partners	$13,846	$2,351	$(19,046)	$7,363

Basic and diluted net income (loss) per common unit	$0.38	$0.10	$(0.56)	$0.32
Basic and diluted net income (loss) per subordinated unit	$0.42	$—	$(0.52)	$—

Weighted average common units outstanding - basic and diluted	21,890	22,670	21,890	22,666
Weighted average subordinated units outstanding - basic and diluted	10,248	—	11,788	—

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment, gain on sale of assets, and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering liability.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
Net income (loss)	$28,605	$7,907	$25,893	$26,048
Interest expense	9,120	2,909	27,284	8,877
Income taxes	72	115	219	264
Depreciation and amortization	5,651	5,792	17,066	17,174
Asset impairment charge	—	95	—	1,168
Gain on sale of assets	(1,143)	(46)	(1,852)	(5,265)
Change in fair value of embedded derivative within convertible debt	(15,358)	—	(20,224)	—
Change in fair value of rights offering liability	(8,224)	—	(1,838)	—
Adjusted EBITDA	$18,723	$16,772	$46,548	$48,266

Investor Conference Call

The Partnership will hold a conference call on Thursday, November 8, 2012 at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss third quarter 2012 results. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10020669.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,289 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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